Exhibit 99.1
HERCULES REPORTS THIRD QUARTER 2004 RESULTS OF OPERATIONS
FORM 10-Q FILING DELAYED DUE TO REVIEW OF TAX ISSUES

WILMINGTON, DE, NOVEMBER 9, 2004 . . .Hercules Incorporated (NYSE: HPC) today reported a net loss for the quarter ended September 30, 2004 of $51 million, or $0.47 per diluted share, compared to net income of $17 million, or $0.16 per diluted share, for the same period of 2003.(1)  The loss reflects non-cash charges for asbestos and taxes.  Cash flow provided by operations was $91 million for the quarter as compared to $54 million for the corresponding period in 2003.

As previously announced, agreements have been reached with all of the Company's insurers regarding coverage for the Company's asbestos-related claims.  The announced settlements provide for cash payments and trust funding totaling approximately $225 million (approximately $218 million when discounted to present value) over the next several years, subject in some cases to repayment of residual trust balances in the event that federal asbestos reform legislation is enacted.  The settlements include agreements with many of the Company's excess insurers whereby a significant portion of the costs incurred by the Company with respect to future asbestos product liability claims will be reimbursed to the Company, if and when claims exposures reach the threshold required to trigger coverage.  Concurrent with the completion of these settlements, the Company updated its analysis of estimated asbestos claims exposure.  Based upon this updated analysis, the Company now estimates the potential liability ranges from $265 million to $800 million.  The Company does not offset insurance assets against its estimated liabilities.  Pursuant to the above, the Company recorded an after-tax charge of $19 million during the quarter reflecting an increase of $76 million (pre-tax) to increase the recorded liability to the minimum of the updated range consistent with generally accepted accounting principles ("GAAP"), partially offset by a $46 million (pre-tax) net benefit from the increase in the insurance receivable as a result of the insurance settlements.(2)

The Company has recorded a $41 million non-cash tax expense in the third quarter 2004 to establish a valuation allowance for impaired foreign tax credit carryforwards.  The charge is the result of lower actual and forecasted U.S. taxable income and the inability to execute certain tax initiatives.  The Company is proceeding with implementing a strategy that, coupled with the ten year carryforward period provided in the American Jobs Creation Act of 2004 enacted in October 2004, should enable utilization of these foreign tax credits within the ten year carryforward period.  The Company, therefore, expects to recognize a non-cash tax benefit for all or a portion of the expense noted above in the near future.

In order to complete an ongoing review of the GAAP accounting for income taxes for the tax years 1987 through 1995, the Company will file with the SEC a notification to permit an extension of time within which to file its Form 10-Q for the third quarter 2004 to November 15, 2004.  The Company currently expects to meet that extended filing deadline, upon completion of the aforementioned review.  The review was precipitated by the Company's June 24, 2004 settlement with the Internal Revenue Service ("IRS") for the tax years 1990 through 1992 that indicated additional tax liabilities for such audit cycle.  In addition to the above review, the Company is reviewing the tax years 1996 and forward to determine if there are any implications with respect to issues identified as a result of the 1987 through 1995 analysis.  As a result of this IRS settlement, the Company undertook an analysis to reconcile the various general ledger tax account balances relative to the 1990 through 1992 tax years, which analysis has expanded to encompass the handling of adjustments that should have occurred relative to the previously settled tax years 1987 through 1989 and the open tax years 1993 through 1995.  The 1987 through 1989 review tentatively indicated cumulative additional tax liabilities that had not been reconciled to the various general ledger tax account balances.  As a result of the findings to date, the Company has determined that a restatement of previously issued financial statements is required.  The proposed adjustments primarily relate to the computation and application of foreign tax credits.  These adjustments will reduce the tax deposit asset, increase the accrual for income taxes, and, as a result of the cumulative additional income tax expense to be recorded for the restated periods, reduce retained earnings and stockholders' equity for affected previously reported periods through June 30, 2004.  The Company expects the total impact of the restatement on retained earnings and stockholders' equity as of January 1, 2001 to be within a range of $45 to $55 million, although this is subject to change pending completion of the review.  The Company does not presently believe the restatement will affect the previously reported results of operations for 2001, 2002, 2003 and 2004; however, this assessment is preliminary and subject to the completion of the Company's review.  The adjustment is not expected to have a cash impact as the Company has substantial amounts on deposit with the IRS.

Third quarter 2004 net income also includes after-tax charges of $10 million for high yield debt repurchases, $3 million for expenses related to litigation against the Company's insurance carriers, and $1 million for severance.(3)

Earnings from ongoing operations(4) for the third quarter of 2004, utilizing a 36% income tax rate for ongoing operations, were $26 million or $0.24 per diluted share.  This compares to earnings on the same basis of $24 million, or $0.22 per diluted share in the third quarter of 2003 (please refer to Table 2 for a reconciliation of earnings from ongoing operations to reported net income).

Net sales in the third quarter were $501 million, an increase of 8% from the same period last year.  Compared with the third quarter of 2003, the sales increase was driven by 11% higher volumes and 3% improved rates of exchange, offset in part by 5% unfavorable mix and 1% lower prices.

Third quarter 2004 net sales, as compared to the same period in 2003, increased 8% in North America, 4% in Latin America, 30% in Asia Pacific and 4% in Europe.  Europe was down 3% excluding the effect of the stronger Euro.

Reported profit from operations in the third quarter of 2004 was $65 million, flat compared to the same period in 2003.  Profit from ongoing operations(4) in the third quarter of 2004 was $67 million, compared with $75 million in the third quarter of 2003.

"Overall, volumes remain strong in many of our businesses, however, escalating raw material costs, especially polypropylene, impacted our third quarter results," said Craig Rogerson, President and Chief Executive Officer.  "Aqualon continues to show improvements in most of its product families and markets.  Pulp and Paper results reflect improved volumes in North America and emerging markets, whereas Europe remains challenging.  Pricing showed improvement late in the quarter as we announced price increases, but was still down from last year.  FiberVisions' earnings continued to be negatively impacted by escalating polypropylene costs, lower volumes and a shift to lower margin market applications.  Pinova's volumes remain strong, but higher raw material and energy costs impacted margins.  In spite of these challenges, the businesses continue to generate cash, which we have used to pay down high-cost debt.  The lower interest costs will favorably influence earnings for the year."

Mr. Rogerson continued, "We made good progress against our stated objectives of mitigating legacy issues.  We have settled with our insurance carriers relative to asbestos; revised our tax accounting controls and procedures; implemented structural changes to our U.S. defined benefit plan which are expected to lower pension costs and funding requirements on a go forward basis; and continued to make significant reductions in our high cost debt."

During the third quarter, the Company amended its senior bank credit facility to lower the interest rate to LIBOR plus 1.75% from LIBOR plus 2.25%.  This will result in annual interest savings of approximately $2 million.

Interest and debt expense, which includes preferred securities distributions, was $25 million in the third quarter of 2004, down $7 million compared with the third quarter of 2003, reflecting lower outstanding debt balances and improved debt mix.  Total debt, including the preferred securities, was $1.293 billion at the end of the third quarter 2004, a decrease of $69 million from the second quarter of 2004, while cash balances increased $6 million in the quarter.

Year-to-Date Results

Net sales for the nine months ended September 30, 2004 were $1.486 billion, an increase of 7% from the same period last year.  Compared with the nine months ended September 30, 2003, the sales increase was driven by 9% higher volumes and 4% improved rates of exchange, offset in part by 5% unfavorable mix and 1% lower prices.

Reported profit from operations for the nine months ended September 30, 2004 was $176 million, compared with $202 million for the same period in 2003.  Profit from ongoing operations(2) for the nine months ended September 30, 2004 was $201 million, compared with $212 million for the nine months ended September 30, 2003 (please refer to Table 3 for the reconciliation of earnings from ongoing operations to reported net income).

Cash flow from operations was $91 million in the third quarter and $56 million year-to-date.  Cash flow benefited from $30 million in asbestos insurance receipts in the quarter.  Capital spending was $23 million in the third quarter and $53 million year-to-date.  Capital expenditures are expected to be $78 million for the year 2004 compared to $48 million for 2003.  The growth in capital spending is primarily attributable to expansion capital in Aqualon.   Cash outflows for severance were $4 million in the third quarter and $8 million year-to-date.

Segment Results — Reported Basis

In the Performance Products segment (Aqualon, Pulp and Paper), net sales in the third quarter grew 9%, while profit from operations was flat compared with the same quarter in 2003, as Aqualon's improved results were offset by lower Paper performance.

Aqualon's net sales and profit from operations in the quarter increased 15% and 12% respectively, compared with the third quarter of 2003.  Growth in sales compared with the third quarter of 2003 was driven by 23% higher volume and a 3% benefit from rates of exchange, offset in part by 8% unfavorable mix and 3% lower prices.  Profit from operations improved due to higher sales volumes and improved operating rates associated with the higher volumes and favorable rates of exchange partly offset by higher freight, non-cash pension costs, and selling related expenses.  Raw material costs were flat in the aggregate.

In the Pulp and Paper Division, net sales in the third quarter grew 5% compared with the third quarter of 2003, driven by a 4% increase in physical volumes and a 2% positive impact from rates of exchange, partially offset by lower prices of 1%.  Reported profit from operations decreased 17% compared with the third quarter 2003, including a severance charge of approximately $2 million related to further productivity and cost savings efforts initiated in the quarter.  Operating profit was impacted by higher raw materials, freight, non-cash pension expenses and increased selling expenses associated with volume growth in new products, partly offset by favorable rates of exchange.

In the Engineered Materials and Additives segment (FiberVisions, Pinova), net sales in the third quarter increased 3% compared with the third quarter of 2003.  Profit from operations decreased $7 million compared with the third quarter of 2003.

Third quarter 2004 net sales in FiberVisions decreased 1% and profit from operations declined by $5 million compared with the third quarter of 2003.  The net sales decline was driven by 5% lower volumes and 5% unfavorable mix, partially offset by a 3% benefit from rates of exchange and a 6% increase in prices.  Sales of fibers used in diaper coverstock declined at a faster rate than replacement volume from the growing disposable wipes market.  Mix was unfavorable due to a shift to lower priced industrial applications.  Profit from operations was negatively impacted by the continued run up of polypropylene costs, lower production volumes and a less profitable product mix.

Pinova's net sales in the third quarter increased 19% compared to the third quarter 2003, however, profit from operations was down $2 million compared to the third quarter of 2003.  The net sales increase was driven by 50% higher volumes, offset in part by 25% unfavorable mix and 6% lower prices.  The significantly higher sales volumes were in the lower priced industrial segments as compared to the higher priced wood rosin formulated products.  Profit from operations was lower as increased sales were offset by higher raw material, energy and non-cash pension costs and lower tolling income, but the focus on inventory control generated strong cash flow.

Outlook

"We remain committed to generating significant free cash flow and strong growth in earnings per share from ongoing operations," said Mr. Rogerson.  "We expect continued solid performance from Aqualon and improving operating profits from Pulp and Paper.  Polypropylene costs in FiberVisions are expected to remain at historically high levels for the near term," added Mr. Rogerson.  "We have instituted price increases to offset higher raw material costs and are implementing cost savings and productivity initiatives to maintain profitability and our focus remains to deliver increased value to our customers."

The Company will maintain its practice of not providing quarterly earnings guidance.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, business climate, business performance, changes in tax laws or regulations and related liabilities, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except per share data)                                                                                                    (Unaudited)

Table 1	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2004	2003	2004	2003
Net sales	$501	$463	$1,486	$1,388
Cost of sales	328	289	958	871
Selling, general and administrative expenses	94	89	290	270
Research and development	11	9	33	29
Intangible asset amortization	2	2	6	6
Other operating expenses, net	1	9	23	10
Profit from operations	65	65	176	202
Interest and debt expense	25	32	85	99
Other expense, net	50	7	68	17
(Loss) income before income taxes and equity income	(10)	26	23	86
Provision for income taxes	41	9	44	23
(Loss) income before equity income	(51)	17	(21)	63
Equity in income of affiliated companies	-	-	-	-
Net (loss) income before discontinued operations and cumulative effect of change in accounting principle	(51)	17	(21)	63
Net income on operations of discontinued operations	-	-	-	2
Provisions for income taxes	-	-	-	-
Total discontinued operations	-	-	-	2
Cumulative effect of change in accounting principle, net of tax	-	-	-	(28)
Net (loss) income	($ 51)	$ 17	($ 21)	$ 37
Basic (loss) earnings per share:
Continuing operations	($0.47)	$0.16	($0.20)	$0.59
Discontinued operations	-	-	-	$0.02
Cumulative effect of change in accounting principle	-	-	-	($0.26)
Net (loss) income	($0.47)	$0.16	($0.20)	$0.35
Weighted average # of basic shares (millions)	107.7	106.8	107.2	107.1
Diluted (loss) earnings per share:
Continuing operations	($0.47)	$0.16	($0.20)	$0.58
Discontinued operations	-	-	-	$0.02
Cumulative effect of change in accounting principle	-	-	-	($0.26)
Net (loss) income	($0.47)	$0.16	($0.20)	$0.34
Weighted average # of diluted shares (millions)	107.7	107.6	107.2	107.9
(Loss) income before income taxes and equity income	(10)	26	23	86
Interest and debt expense	25	32	85	99
EBIT	15	58	108	185
Depreciation and amortization, net of amortization of debt issuance costs	24	24	74	70
EBITDA(4)	$ 39	$ 82	$182	$255

                                                                                                                        (Unaudited)

Table 1(continued) Segment Data (Dollars in millions)	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2004	2003	2004	2003
Net Sales By Industry Segment
Performance Products	$406	$371	$1,204	$1,110
Engineered Materials and Additives	95	92	282	278
Total	$501	$463	$1,486	$1,388
Profit From Operations By Industry Segment
Performance Products	$ 70	$ 70	$189	$ 202
Engineered Materials and Additives	(5)	2	(8)	7
Corporate	-	(7)	(5)	(7)
Total	$ 65	$ 65	$176	$ 202

  (Unaudited)

Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED SEPTEMBER 30, 2004				THREE MONTHS ENDED SEPTEMBER 30, 2003
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Diluted EPS	Profit From Operations	EBITDA
From Table 1	($ 51)	($0.47)	$65	$39	$17	$0.16	$65	$82
Discontinued operations	-	-	-	-	-	-	-	-
Net income before discontinued operations and cumulative effect of change in accounting principle	($ 51)	($0.47)	$65	$39	$17	$0.16	$65	$82
Asbestos litigation –Insurance carriers	3	0.03	-	5	-	-	-	-
Asbestos accruals, net of insurance settlements(2)	19	0.18	-	30	-	-	-	-
Severance and restructuring costs	1	0.01	2	2	2	0.02	3	3
Proxy costs	-	-	-	–	2	0.02	3	3
Loss on debt prepayment and write-off of debt issuance costs	10	0.09	-	15	-	-	-	-
Other(5)	(1)	(0.01)	-	-	3	0.03	4	5
Subtotal(3)	$32	$0.30	$ 2	$52	$ 7	$0.07	$10	$11
Tax valuation allowances	41	0.38	-	-	-	-	-	-
Tax effect due to adjustment to the statutory tax rate	4	0.03	-	-	-	(0.01)	-	-
Ongoing Operations(3)(4)	$26	$0.24	$67	$91	$24	$0.22	$75	$93

                                                                                                                                (Unaudited)

Table 3 Reconciliation to Ongoing Operations	NINE MONTHS ENDED SEPTEMBER 30, 2004				NINE MONTHS ENDED SEPTEMBER 30, 2003
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Diluted EPS	Profit From Operations	EBITDA
From Table 1	($21)	($0.20)	$176	$182	$37	$0.34	$202	$255
Discontinued operations	-	-	-	-	(2)	(0.02)	-	-
Cumulative effect of changes in accounting principle, net of tax	-	-	-	-	28	0.26	-	-
Income before discontinued operations and cumulative effect of change in accounting principle	($21)	($0.20)	$176	$182	$63	$0.58	$202	$255
Gain on sale of minority interest in CP Kelco	(26)	(0.24)	-	(26)	-	-	-	-
Asbestos litigation –Insurance carriers	5	0.05	-	8	-	-	-	-
Asbestos accruals, net of insurance settlements(2)	19	0.18	-	30	-	-	-	-
Legal settlements	4	0.04	-	6	-	-	-	-
Severance and restructuring costs	5	0.05	8	8	3	0.03	4	4
Proxy Costs	-	-	-	-	2	0.02	3	3
Asset Impairments	4	0.04	7	7	-	-	-	-
Loss on debt prepayment and write-off of debt issuance costs	28	0.26	-	44	-	-	-	-
Other(5)	6	0.05	10	9	5	0.04	3	8
Subtotal(3)	$45	$0.43	$ 25	$ 86	$10	$0.09	$10	$15
Tax valuation allowances	41	0.38	-	-	-	-	-	-
Tax benefit due to intellectual property donation in 2003 and adjustment to the statutory tax rate	5	0.04	-	-	(8)	(0.07)	-	-
Ongoing Operations(3)(4)(6)	$70	$0.65	$201	$268	$65	$0.60	$212	$270

NOTES:

(1)     Hercules changed its method of accounting for ESOP in the fourth quarter 2003.  As required, prior periods have been restated, including the number of shares outstanding, resulting in a $1 million and $4 million increase in net income for the third quarter and nine months ended September 30, 2003 respectively, and a $0.01 and $0.04 earnings per share improvement, respectively.  The 2003 results have also been restated to reflect the consolidation of ES FiberVisions pursuant to the Company's adoption of FIN 46 in the third quarter of 2003.

(2)       The asbestos-related claims accruals increased $76 million in the period.  The asbestos-related assets increased by $49 million due to the insurance settlements, offset by $3 million for recovery of allocable defense costs incurred in 2004.

(3)       Adjustment items have been tax effected at a 36% ongoing operations tax rate for 2004 and 2003, except the gain on the sale of CP Kelco, which had nominal net taxes.

(4)     Ongoing operations and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and a legal settlement.  It also excludes the impact of special items -- most notably the prepayment and refinancing of long-term debt.

        EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

        EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(5)       Other includes gains and losses related to formerly divested businesses, special executive retirement benefits and other costs.

(6)       EPS for the nine months ended September 30, 2004 is $0.65 using ongoing net income of $70.4 million.